                             TARRANT APPAREL GROUP
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 2, 1997
                            ------------------------

TO THE SHAREHOLDERS OF TARRANT APPAREL GROUP:

     Notice is hereby given that the annual meeting (the "Meeting") of the shareholders of Tarrant Apparel Group (the "Company") will be held at 11355 West Olympic Boulevard, Los Angeles, California 90064, on Friday, May 2, 1997 at 10:00 a.m. (California time) for the following purposes:

1. ELECTION OF DIRECTORS. To elect seven persons to the Board of Directors of the Company, to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

               Barry S. Aved                       Mark B. Kristof
               Gerard Guez                         Corazon R. Reyes
               Donald Hecht                        Karen S. Wasserman
               Todd Kay

2. AMENDMENT OF 1995 STOCK OPTION PLAN. To approve an amendment and restatement of the 1995 Stock Option Plan increasing from 800,000 to 1,300,000 the number of shares of the Company's Common Stock which may be subject to stock options granted pursuant thereto and the types of awards which may be granted pursuant thereto.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 1997.

4. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.

     Only persons who are shareholders of record (the "Shareholders") at the close of business on March 18, 1997 are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof.

     The Proxy Statement which accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Shareholders are encouraged to read it in its entirety.

     As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Shareholders on or about March 24, 1997.

     IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                          TARRANT APPAREL GROUP

                                          /S/ GERARD GUEZ

                                          Gerard Guez,
                                          Chairman of the Board and
Dated: March 24, 1997                     Chief Executive Officer
Los Angeles, California

                             TARRANT APPAREL GROUP
                         3151 EAST WASHINGTON BOULEVARD
                         LOS ANGELES, CALIFORNIA 90023
                                 (213) 780-8250

                            ------------------------

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 1997
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Tarrant Apparel Group (the "Company") for use at the 1997 annual meeting (the "Meeting") of the shareholders of the Company to be held on Friday, May 2, 1997, at 11355 West Olympic Boulevard, Los Angeles, California 90064, at 10:00 a.m. (California time) and at any adjournment thereof. Gerard Guez and Todd Kay, the designated proxyholders (the "Proxyholders"), are members of the Company's management. Only shareholders of record (the "Shareholders") on March 18, 1997 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof. This Proxy Statement and the enclosed proxy card (the "Proxy") will be first mailed to Shareholders on or about March 24, 1997.

MATTERS TO BE CONSIDERED

     The matters to be considered and voted upon at the Meeting will be:

     1. ELECTION OF DIRECTORS. To elect seven persons to the Board of Directors of the Company, to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

               Barry S. Aved                        Mark B. Kristof
               Gerard Guez                          Corazon R. Reyes
               Donald Hecht                         Karen S. Wasserman
               Todd Kay

     2. AMENDMENT OF 1995 STOCK OPTION PLAN. To approve an amendment and restatement of the 1995 Stock Option Plan increasing from 800,000 to 1,300,000 the number of shares of the Company's Common Stock which may be subject to stock options granted pursuant thereto and the types of awards which may be granted pursuant thereto.

     3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the year ending December 31, 1997.

     4. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.

COST OF SOLICITATION OF PROXIES

     This Proxy solicitation is made by the Board of Directors of the Company and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with

Shareholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, or in person to request that Proxies be furnished. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost of the solicitation of Proxies is $3,000.

OUTSTANDING SECURITIES AND VOTING RIGHTS; REVOCABILITY OF PROXIES

     The authorized capital of the Company consists of (i) 10,000,000 shares of common stock ("Common Stock"), of which 6,570,164 shares were issued and outstanding on the Record Date and (ii) 2,000,000 shares of Preferred Stock, none of which were issued and outstanding on the Record Date. A majority of the outstanding shares of the Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     Each Shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Shareholders, provided that the candidates' names have been properly placed in nomination prior to commencement of voting and a Shareholder has given notice prior to commencement of voting of his or her intention to cumulate votes. If a Shareholder has given such notice, all Shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a Shareholder to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such Shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. Nominees receiving the highest number of votes on the foregoing basis up to the total number of directors to be elected will be elected directors. Discretionary authority to cumulate is hereby solicited by the Board of Directors and the return of the Proxy shall grant such authority.

     Each proposal described herein, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Accordingly, broker non-votes and abstentions from voting on any matter, other than the election of directors, will have the effect of a vote "AGAINST" such matter.

     Of the shares of Common Stock outstanding on the Record Date, 4,450,000 shares of Common Stock (or approximately 67.7% of the issued and outstanding shares of Common Stock) were owned by directors and executive officers of the Company. Such persons have informed the Company that they will vote "FOR" the election of the nominees to the Board of Directors identified herein, "FOR" the amendment and restatement of the 1995 Stock Option Plan (the "Stock Option Plan") and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, all as described herein.

     A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. Telegraphed or cabled Proxies are also valid. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting.

     If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock "FOR" the election of the Board of Directors' nominee and "FOR" the other proposals described herein. If, however, you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may not, pursuant to applicable stock exchange rules, vote such Common Stock with respect to the proposal to ratify the amendment and restatement of the Stock Option Plan.

     Unless revoked, the shares of Common Stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, such shares of Common Stock will be voted (i) "FOR" the election of the nominees for director identified herein, (ii) "FOR" the amendment and restatement of the Stock Option Plan and (iii) "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

     The enclosed Proxy confers discretionary authority with respect to any other proposals which properly may be brought before the Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstance arise which prevent such nominee from serving in such position and to vote such Proxy for such substitute nominee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (other than depositories), by each executive officer, director and nominee for director of the Company, and by all directors and executive officers as a group.

                                                      AMOUNT AND NATURE
                      NAME AND ADDRESS                  OF BENEFICIAL
                   OF BENEFICIAL OWNER(1)               OWNERSHIP(2)            PERCENTAGE
        --------------------------------------------  -----------------         ----------
        Gerard Guez.................................      3,000,000(4)             45.7%
        Todd Kay....................................      1,450,000(4)             22.1
        Limited Direct Associates, L.P..............        649,999(4)              9.9
        Corinthian Capital Company..................        345,900                 5.3
        Corazon R. Reyes............................         42,500(5)                *
        Karen S. Wasserman..........................         12,500(5)                *
        Eddy Yuen Tak Yu............................         37,500(5)                *
        Donald Hecht................................          2,500(5)                *
        All directors and executive officers as a
          group (eight persons).....................      4,545,000(6)             69.2

---------------

 * Less than 1%.

(1) The address of the directors and executive officers of the Company is 3151 East Washington Boulevard, Los Angeles, California 90023. The address of Limited Direct Associates, L.P. is c/o The Limited, Inc., Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230. The address of Corinthian Capital Company is 1700 Broadway, Suite 712, Denver, Colorado 80290.

(2) Except as set forth below, the named shareholder has sole voting power and investment power with respect to the shares listed, subject to community property laws where applicable.

(3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.

(4) Gerard Guez and Todd Kay have granted Limited Direct Associates, L.P. ("LDA"), a limited partnership, the general and limited partners of which are subsidiaries of The Limited, an option to purchase up to 649,999 shares (subject to certain anti-dilution provisions) of Common Stock at a price of $7.20 per share. LDA has granted to Messrs. Guez and Kay the right to vote such shares until the earlier of July 24, 1998 or one year from the date the option is exercised. Messrs. Guez and Kay have a right of first refusal to purchase such shares, subject to certain exceptions.

(5) Consists of shares of Common Stock issuable upon the exercise of stock options granted to the named individual pursuant to the Stock Option Plan, which options are exercisable at or within 60 days after the record Date.

(6) Excludes 323,667 shares which certain directors and executive officers will have the right to purchase upon the exercise of stock options granted pursuant to the Stock Option Plan, which options will become exercisable in various installments commencing on May 30, 1997.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     The Restated Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than six nor more than eleven. The Board of Directors has fixed the number of directors at seven.

     The persons named below, all of whom currently are members of the Board of Directors of the Company, have been nominated for election to the Board of Directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that a nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable.

     None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company as of the date hereof. Officers serve at the discretion of the Board of Directors.

     The following table sets forth certain information concerning the directors and executive officers of the Company as of the Record Date.

        NAME             AGE                               POSITION
---------------------    ---     -------------------------------------------------------------
Gerard Guez(1)           41      Chairman of the Board, Chief Executive Officer and Director
Todd Kay(1)              40      President and Director
Corazon R. Reyes         53      Chief Operating Officer, Secretary and Director
Karen S. Wasserman       44      Executive Vice President, General Merchandising Manager and
                                 Director
Mark B. Kristof          46      Vice President -- Finance, Chief Financial Officer and
                                 Director
Eddy Yuen Tak Yu         42      Executive Vice President -- Sourcing and General
                                 Manager -- Tarrant Company Limited
Barry S. Aved(1)(2)      53      Director
Donald Hecht(1)(2)       63      Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     GERARD GUEZ founded the Company in 1988 and has served as its Chairman of the Board and Chief Executive Officer since its inception. Mr. Guez also founded Tarrant Company Limited ("Tarrant HK"), the Company's Hong Kong subsidiary, in 1985, and he has served as its Chairman and Chief Executive Officer since that date. Prior to founding Tarrant HK, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the "Sasson" license.

     TODD KAY has served as President and a Director of the Company since 1988. Mr. Kay has also served as a Director of Tarrant HK since 1986. Prior to joining the Company, Mr. Kay was a sales manager for Sasson Jeans, L.A., Inc. from 1979 to 1980 and served as President of JAG Beverly Hills, Inc., an apparel manufacturer, from 1980 to 1985. JAG Beverly Hills, Inc. filed for bankruptcy protection under the U.S. Bankruptcy Code in 1987.

     CORAZON R. REYES has served as the Company's Chief Operating Officer since 1994. From the Company's inception in 1988 until 1994, Ms. Reyes served as the Controller, Secretary and a Director of the Company, and she was responsible for the Company's operations and administration. Ms. Reyes has also served as a Director of Tarrant HK since 1988. Ms. Reyes served in various accounting and operations positions at Sasson Jeans, L.A., Inc. and other affiliated garment manufacturing companies from 1980 to 1988. Ms. Reyes received a B.S. in Business Administration from the University of the East in the Philippines and was a C.P.A. in that country. She is a member of the American Management Association.

     KAREN S. WASSERMAN joined the Company in 1988, and until 1994, she served as a Vice President of the Company. In 1994, Ms. Wasserman was named Executive Vice President, General Merchandising Manager and a Director of the Company. In her current position, Ms. Wasserman directs and manages the Company's design teams and merchandisers and she is responsible for the Company's research of fashion themes and development of product samples. From 1983 to 1988, Ms. Wasserman was employed by Express, an apparel retailer that is a division of The Limited, Inc., where she served from 1986 to 1988 as a Vice President and Merchandise Manager. In these capacities, she managed the merchandising of shirts, dresses and jackets from initial product development through product delivery and sales. Ms. Wasserman holds a Bachelor of Fine Arts degree from Syracuse University and has over 16 years of experience in the apparel industry.

     MARK B. KRISTOF has served as the Vice President -- Finance, Chief Financial Officer and a Director of the Company since 1994. From 1992 until joining the Company, Mr. Kristof served as the Vice President -- Finance and Administration and Chief Financial Officer of Meridian Products, Inc., an importer of seafood products. From 1989 to 1992, Mr. Kristof served as Treasurer of L.A. Gear, Inc., a distributor of brand-name footwear and apparel, where he was also named Vice President -- Finance in 1991. Mr. Kristof holds a Masters in Business Administration from Carnegie-Mellon University and has a Bachelor's degree in Mechanical Engineering from General Motors Institute.

     EDDY YUEN TAK YU has served as General Manager and a Director of Tarrant HK since 1987. He was named Executive Vice President -- Sourcing in 1996. Mr. Yuen Tak Yu manages the Company's sourcing and manufacturing operations that are based in Hong Kong. Prior to joining the Company in 1987, Mr. Yuen Tak Yu served as the Sales Manager for Famous Horse Garment Factory, Ltd., a manufacturer of woven garments, from 1985 to 1987. Mr. Yuen Tak Yu received a Higher Diploma in Textile Technology from Hong Kong Polytechnic University and has over 15 years of experience in the apparel industry.

     BARRY S. AVED has served as a director of the Company since December 3, 1996. From 1961 until 1986, Mr. Aved held various sales, purchasing and merchandising positions in apparel and footwear retailers, including The Limited, Inc. From 1986 until 1989, Mr. Aved was the President of Brooks Fashion Stores and from 1989 until 1991, he was the President of Ormond Stores, Inc. From 1991 until 1995, Mr. Aved was the President of Lerner New York, a division of The Limited, Inc.

     DONALD HECHT has served as a director of the Company since May 1995. Mr. Hecht is a senior partner at the certified public accounting firm of Hecht and Company, P.C. and he has been associated with this firm and its predecessors since 1966. Prior to 1993, Hecht and Company, P.C. served as the Company's independent certified public accountants.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon the completion of the Company's initial public offering in July 1995, the Board of Directors formed an Audit Committee and a Compensation Committee, each of which committees consists of two or more directors who serve at the discretion of the Board of Directors.

     The Audit Committee is chaired by Mr. Hecht, and its members are Messrs. Aved, Guez, Hecht and Kay. The primary purposes of the Audit Committee are (i) to review the scope of the audit and all non-audit services to be performed by the Company's independent certified public accountants and the fees incurred by the Company in connection therewith, (ii) to review the results of such audit, including the independent accountants' opinion and letter of comment to management and management's response thereto, (iii) to review with the Company's independent accountants the Company's internal accounting principles, policies and practices and financial reporting, (iv) to make recommendations regarding the selection of the Company's independent accountants and (v) to review the Company's quarterly and annual financial statements prior to public issuance.

     The Compensation Committee is chaired by Mr. Aved, and its members are Messrs. Aved and Hecht. The purposes of the Compensation Committee are (i) to review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company's executive officers, (ii) to determine the individuals to whom, and the terms upon which, awards under the Company's profit sharing plan and stock option plan will be granted, (iii) to make periodic reports to the Board of Directors as to the status of such plans and (iv) to review and recommend to the Board of Directors additional compensation plans.

     The Board of Directors met four times during fiscal 1996, and the Audit Committee and the Compensation Committee of the Board of Directors met seven and four times, respectively, during fiscal 1996. All of the nominees who were directors of the Company during fiscal 1996 attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which they served during fiscal 1996, except for Mr. Kay who attended 71% and Ms. Reyes who attended 50%.

PROCEDURES FOR SHAREHOLDER NOMINATIONS

     The Board of Directors does not have a standing nominating committee. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Bylaws. Nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote in the election of directors. However, a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice;
(iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with such procedures. The Chairman of any meeting of shareholders shall direct that any nomination not made in accordance with these procedures be disregarded.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 1996.

DIRECTOR COMPENSATION

     The Company pays to each director who is not employed by the Company $4,000 per month for attending meetings of the Board of Directors and committees of the Board of Directors, and reimburses such person for all expenses incurred by him in his capacity as a director of the Company. In addition, the Chairman of each committee receives $2,000 per year for such service. The Board of Directors may modify such compensation in the future. In addition, each director not employed by the Company, upon joining the Board of Directors, will receive an option to purchase 10,000 shares of the Common Stock of the Company and, thereafter, an option to purchase 2,000 shares of Common Stock on the date of each annual meeting at which such person is reelected to serve as a director. Such options will have an exercise price equal to the fair market value of such shares on the date of grant, become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, and expire on the tenth anniversary of the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid by the Company to its executive officers (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                           -----------------------------------------------
                                         ANNUAL COMPENSATION(1)                    AWARDS                  PAYOUTS
                                 ---------------------------------------   ----------------------   ----------------------
                                                                 OTHER                 SECURITIES                  ALL
                                                                ANNUAL     RESTRICTED  UNDERLYING                 OTHER
                                                                COMPEN-      STOCK      OPTIONS/      LTIP      COMPENSA-
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   SATION($)   AWARDS($)   SARS(#)(2)   PAYOUTS($)  TION($)(3)
-------------------------------  ----   ---------   --------   ---------   ---------   ----------   ---------   ----------
Gerard Guez,                     1996    656,443    450,000          --          --      50,000           --      50,000
Chairman of the Board and        1995    575,000    300,000          --          --          --           --          --
Chief Executive Officer........  1994    563,455         --          --          --          --           --          --

                                 1996    656,443    450,000          --          --      50,000           --      50,000
Todd Kay,                        1995    575,000    300,000          --          --          --           --          --
President......................  1994    563,455         --          --          --          --           --          --

Corazon R. Reyes,                1996    179,039     29,000          --          --      25,000           --       7,500
Chief Operating Officer          1995    164,832     25,000          --          --      75,000           --       5,827
and Secretary..................  1994    150,631     25,000          --          --          --           --       2,432

Karen S. Wasserman,              1996    339,808     60,000          --          --          --           --       7,500
Executive Vice President,        1995    330,000     25,000          --          --      50,000           --       6,921
General Merchandising            1994    300,000         --          --          --          --           --       4,500
Manager........................

Mark B. Kristof,                 1996    152,726     29,600          --          --          --           --       7,500
Vice President -- Finance and    1995    131,539     25,000          --          --      55,555           --       3,375
Chief Financial Officer........  1994     74,038     15,000          --          --          --           --          --

Eddy Yuen Tak Yu,
Executive Vice President --      1996    148,388    129,032          --          --      30,000           --       6,849
Sourcing and General Manager --  1995    143,921    109,677          --          --      75,000           --       6,625
Tarrant Company Limited........  1994    129,032    100,645          --          --          --           --       5,955

---------------

(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the Named Executives.

(2) Consists of shares issuable pursuant to options granted under the Stock Option Plan.

(3) Represents the Company's contribution to defined contribution plans or, in the case of Messrs. Guez and Kay, contributions by the Company to a deferred compensation plan.

EMPLOYMENT AGREEMENTS

     Pursuant to an employment contract dated as of January 1, 1995, as amended (the "Guez Agreement"), Gerard Guez is employed as the Chairman of the Board and Chief Executive Officer of the Company. The Guez Agreement provides that Mr. Guez will receive an annual salary of $750,000 and at the discretion of the Board of Directors, his salary may be increased, but not decreased, and he may receive an annual bonus. Unless earlier terminated, the Guez Agreement will continue in effect until December 31, 1997.

     Pursuant to an employment contract dated as of January 1, 1995, as amended (the "Kay Agreement"), Todd Kay is employed as the President of the Company. The Kay Agreement provides that Mr. Kay will receive an annual salary of $750,000 and at the discretion of the Board of Directors, his salary may be increased, but not decreased, and he may receive an annual bonus. Unless earlier terminated, the Kay Agreement will continue in effect until December 31, 1997.

     Pursuant to an employment contract dated as of November 18, 1994, as amended (the "Kristof Agreement"), Mark B. Kristof is employed as the Chief Financial Officer of the Company. The Kristof Agreement provides that Mr. Kristof will receive the following compensation: (i) an annual base salary of $160,000, subject to increase at the Company's sole discretion; (ii) options to purchase 55,555 shares of Common Stock pursuant to the Stock Option Plan with an exercise price of $9.00 per share (the "Kristof Options"); and (iii) such other benefits as may be accorded to the Company's other executive employees. Unless earlier terminated, the Kristof Agreement will continue in effect for seven years. Under certain circumstances, including a change in control or termination of the Kristof Agreement by the Company without cause prior to the expiration thereof, Mr. Kristof will be entitled to receive from the Company an amount equal to his annual base salary and continuation of his benefits for a period of twelve months following the termination date and any unvested stock options held by Mr. Kristof which were scheduled to vest in the twelve-month period subsequent to the date of termination will vest immediately.

STOCK OPTION GRANTS

     The following table sets forth certain information concerning the grant of stock options during fiscal 1996 to the Named Executives pursuant to the Stock Option Plan.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              ---------------------------------------------------          VALUE AT
                                              PERCENT OF                            ASSUMED ANNUAL RATES OF
                               NUMBER OF        TOTAL                                     STOCK PRICE
                               SECURITIES      OPTIONS/                                  APPRECIATION
                               UNDERLYING    SARS GRANTED   EXERCISE                  FOR OPTION TERM(1)
                              OPTIONS/SARS   TO EMPLOYEES   OR BASE    EXPIRATION   -----------------------
            NAME                GRANTED       IN FY 1995     PRICE        DATE         5%           10%
----------------------------  ------------   ------------   --------   ----------   --------     ----------
Gerard Guez.................     50,000          13.3        $13.50      12/19/06   $424,575     $1,075,950
Todd Kay....................     50,000          13.3         13.50      12/19/06    424,575      1,075,950
Eddy Yuen Tak Yu............     30,000           8.0         13.50      12/19/06    254,745        645,570
Corazon R. Reyes............     25,000           6.7         13.50      12/19/06    212,288        537,975

---------------
(1) The Potential Realizable Value is the product of (a) the difference between
    (i) the product of the closing sale price per share at the date of grant and the sum of (A) 1 plus (B) the assumed rate of appreciation of the Common Stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of Common Stock underlying the option at December 31, 1996. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rate of appreciate presented in this table can be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to the Named Executives concerning the exercise of options during fiscal 1996 and unexercised options held by the Named Executives as of December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                               OPTIONS AT 12/31/96             AT 12/31/96(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
            NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Gerard Guez.................     --              --               --         50,000             --             --
Todd Kay....................     --              --               --         50,000             --             --
Corazon R. Reyes............     --              --           42,500         57,500        140,625        140,625
Karen S. Wasserman..........     --              --           12,500         37,500         46,875        140,625
Mark B. Kristof.............     --              --           13,888         41,667         52,080        156,251
Eddy Yuen Tak Yu............     --              --           37,500         67,500        140,625        140,625

---------------
(1) The value of unexercised "in-the-money" options is the difference between the closing sale price of the Common Stock on December 31, 1996 ($12.75 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

STOCK OPTION PLAN

     For a description of the Stock Option Plan, see "AMENDMENT AND RESTATEMENT OF THE 1995 STOCK OPTION PLAN."

INCENTIVE COMPENSATION PLAN

     The Compensation Committee has established criteria under which Messrs. Guez, Kay, Kristof and Yuen and Ms. Reyes and Wasserman could receive 1997 bonuses under the Incentive Compensation Plan of $800,000, $800,000, $64,000, $192,000, $64,800 and $50,000, respectively, in the event the Company reports a specified amount of pre-tax income and each such individual satisfies certain performance-based criteria. For a description of the incentive compensation plan see "AMENDMENT AND RESTATEMENT OF THE 1995 STOCK OPTION PLAN."

EMPLOYEE BENEFIT PLANS

     In 1994, the Company adopted a Profit Sharing 401(k) Plan (the "Profit Sharing Plan") which is intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The Profit Sharing Plan permits employees who have completed one year of service to defer from 1% to 15% of their annual compensation into the Profit Sharing Plan. Additional annual contributions may be made at the discretion of the Company, and a 50% (100% effective July 1, 1995) matching contributions may be made by the Company up to a maximum of 6% (5% effective July 1, 1995) of a participating employee's annual compensation. Contributions made by the Company vest according to a schedule set forth in the Profit Sharing Plan.

     In 1992, Tarrant HK adopted a National Mutual Central Provident Fund (the "Provident Fund") which has been approved under Section 87A of the Inland Revenue Ordinance by the Inland Revenue Department of Hong Kong. To be eligible, an employee must have been employed by Tarrant HK for at least one year. The Provident Fund permits employees who have completed one year of service to defer 5% of their annual compensation into the Provident Fund. Annual matching contributions are made by Tarrant HK. Contributions made by Tarrant HK vest according to a schedule set forth in the Provident Fund.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1993 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act").

                      REPORT OF THE COMPENSATION COMMITTEE

     Since its inception, the Company has maintained the philosophy that executive compensation should be competitive with that provided by other companies in the women's apparel industry to assist the Company in attracting and retaining qualified executives critical to the Company's long-term success.

     Prior to the Company's initial public offering in July 1995 and the establishment of this Committee, the Board of Directors approved employment arrangements with certain executive officers in order to be assured of their continued services and their experience, knowledge and abilities which have been largely responsible for the Company's success to date. In determining the salaries and the perquisites provided in such arrangements, the Board of Directors considered, among other things, (i) the net sales and net income history of the Company, both before and after the employment of these individuals, (ii) the estimated near and intermediate term results of operations of the Company, (iii) the position of the Company in its industry, (iv) the expertise of these individuals, (v) the current sales, net income, growth and capital structure of the Company and comparable companies and (vi) salaries and perquisites of executives of comparable companies.

     Payment of discretionary bonuses in fiscal 1996 was based upon the satisfaction of individual performance objectives for each executive officer and performance objectives for the Company as a whole, as well as a subjective assessment of the individual's actual and potential contribution to the Company. In the case of Messrs. Guez and Kay, the Committee was particularly influenced by the achievement with regard to net sales and net income in a difficult retail environment.

     On December 20, 1996, the Committee adopted and on January 13, 1997 the Board of Directors approved, subject to shareholder approval, an amendment and restatement of the Company's 1995 Stock Option Plan increasing from 800,000 to 1,300,000 the number of shares of the Company's Common Stock which may be subject to stock options granted pursuant thereto and the types of awards which may be granted pursuant thereto. The purpose of the amended and restated Stock Option Plan is to enable the Company to attract and retain employees by providing for performance-based incentive compensation awards, including stock options, stock appreciation rights and other performance-based awards.

     Executive officers are also permitted to participate in the benefit plans provided to employees generally, and certain executive officers are provided long-term disability insurance, reimbursement of tax and accounting fees and automobile allowances. The incremental cost to the Company of these benefits provided to the Named Executives was not material in fiscal 1996.

     In addition, the Company believes that stock ownership by executive officers provides valuable incentives for such persons, who will benefit as the Common Stock price increases, and that stock-based performance compensation arrangements are beneficial in aligning employees' and shareholders' interests by creating common incentives related to the possession by management of an economic interest in the appreciation of the Company's Common Stock. In support of these objectives, the Company granted stock options in 1996 to Messrs. Guez, Kay and Yuen and Ms. Reyes through its stock option plan, and the Committee established criteria under which Messrs. Guez, Kay, Kristof and Yuen and Ms. Reyes and Wasserman could receive 1997 bonuses of $800,000, $800,000, $64,000, $192,000, $64,800 and $50,000, respectively, in the event the Company reports a specified amount of pretax income and each such individual satisfies certain performance-based criteria.

Dated: March 24, 1997                     THE COMPENSATION COMMITTEE

                                          Barry S. Aved, Chairman
                                          Donald Hecht

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of companies with the standard industrial code (SIC) code 5137 over the period from July 25, 1995 through February 28, 1997. The component entities of SIC Code 5137 were generated by Media General Financial Service, Inc. All the entities in SIC Code 5137 were incorporated into the peer group. The graph assumes an initial investment of $100 on July 25, 1995 and the reinvestment of dividends through February 28, 1997. The graph is not necessarily indicative of future price performance.

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Measurement Period            Tarrant Apparel                          NASDAQ Market
      (Fiscal Year Covered)                Group          SIC Code Index           Index
7/25/95                                            100                 100                 100
12/31/95                                         80.56               87.01              102.74
13/31/96                                        141.67               96.36              127.67
02/28/97                                        177.78               94.35              137.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1996, the Company advanced to a corporation owned by Messrs. Guez and Kay an aggregate amount of $3 million. Such loan was repaid in November 1996, bore interest at the rate of 8.0% per annum and was secured by the borrowers' interest in the Company's principal executive offices and certain other assets.

     In 1996, the Company advanced an aggregate of $2.0 million to Azteca Production International, Inc., a corporation controlled by two brothers of Mr. Guez, without interest. Each such advance was repaid within 15 days.

     During 1996, the Company paid Hecht and Company, P.C. $47,156 for professional accounting and tax services. Hecht and Company, P.C. served as the Company's accountants prior to 1993. Donald Hecht, a director of the Company, is a senior partner of Hecht and Company, P.C.

     The Company leases its principal offices located in Los Angeles, California and office space in Hong Kong from corporations owned by Messrs. Guez and Kay. The Company believes the rents on these properties are comparable to prevailing market rents.

     The Company has adopted a policy that future transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, must (i) be approved; by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     The Restated Articles of Incorporation of the Company limit the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duties to the Company and its shareholders, except to the extent otherwise required by the California General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Such provisions may require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

                                   PROPOSAL 2

                        AMENDMENT AND RESTATEMENT OF THE
                             1995 STOCK OPTION PLAN

GENERAL

     In May 1995, the Company and its shareholders adopted the 1995 Stock Option Plan (the "Stock Option Plan"), which currently provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options to purchase shares of the Common Stock of the Company. On January 13, 1997, the Board of Directors adopted an amendment and restatement of the Stock Option Plan which, subject to shareholder approval, (i) increases the number of shares for which options may be granted under the Stock Option Plan from 800,000 to 1,300,000 (subject to adjustments to prevent dilution) and (ii) expands the types of awards which may be granted pursuant thereto to include stock options, stock appreciation rights, restricted stock and other performance-based benefits.

     The purpose of the Stock Option Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits.

     The Shareholders will be asked at the Meeting to consider and act upon a proposal to approve this amendment and restatement of the Stock Option Plan. The proposal to amend and restate the Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

OPTION EXERCISES AND HOLDINGS

     As of March 18, 1997, there were 716,667 shares subject to outstanding options, 13,169 shares available for option grants and eight directors and executive officers and approximately 400 employees and consultants eligible to participate in the Stock Option Plan. For information concerning the grant of stock options during fiscal 1996 to the Named Executives, the exercise of stock options during fiscal 1996 by the Named Executives and unexercised stock options held by the Named Executives as of December 31, 1996, see "ELECTION OF DIRECTORS -- Stock Option Grants" and "ELECTION OF DIRECTORS -- Option Exercises and Holdings."

DESCRIPTION OF THE AMENDED PLAN

     Administration. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to construe and interpret the Stock Option Plan and, subject to provisions of the Stock Option Plan, to determine the persons to whom and the dates on which options or awards will be granted, the number of shares to be subject to each option or award, the times during the term of each option or award within which all or a portion of such option or award may be exercised, the exercise price, the type of consideration and other terms and conditions of such option or award. The Committee shall be composed solely of individuals who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code.

     Eligibility. Incentive stock options may be granted under the Stock Option Plan only to employees (including directors if they are also key employees) of the Company and its subsidiaries. Selected employees are eligible to receive nonstatutory (non-qualified) stock options, stock appreciation rights, restricted awards, performance awards and other awards under the Stock Option Plan.

     No option may be grated under the Stock Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any subsidiary of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. For incentive stock options granted under the Stock Option Plan, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to provide the Compensation Committee flexibility in structuring awards, the Stock Option Plan states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 100,000 shares or a stock appreciation right measured by more than 100,000 shares.

     Except in the case of incentive stock options (for which each share award may be used only once), if options or awards granted under the Stock Option Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the option or award again becomes available for issuance under the Stock Option Plan.

     Terms of Awards. The following is a description of the types of grants and awards and the permissible terms under the Stock Option Plan. Individual option grants and share awards may be more restrictive as to any or all of the permissible terms described below.

     Stock options may be granted as "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory (non-qualified) stock options.

     Stock appreciation rights ("SARs") may be granted specifying a period of time for which increases in share price shall be measured, with the grantee eligible to receive stock or cash at the end of the period based upon increases in the share price.

     Restricted awards may be granted specifying a period of time (the "Restriction Period") applicable to the award, which shall be not less than three (3) years, but may be more than that and may vary at the discretion of the Committee. Common Stock awarded pursuant to a restricted stock award shall entitle the holder to enjoy all the shareholder rights during the restriction period except that certain limitations with respect to dividend distributions and disposition of the stock shall apply.

     Performance awards may be granted specifying a number of performance shares to be credited to an account on behalf of the recipient, each share of which is deemed to be the equivalent of one share of Common Stock of the Company. These awards shall be subject to both time and Company performance objectives that are specified at the time of the award at the discretion of the Committee. The value of a performance share in a holder's account at the time of award or the time of payment shall be the fair market value at any time of a share of the Common Stock of the Company.

     Other awards may be granted under the Plan that are not in the categories discussed above because the Plan provides the Compensation Committee flexibility in designing compensation programs.

     Exercise Price; Payment. The exercise of stock options under the Stock Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases as described above may not be less than 110% of fair market value. Similarly, SARs are based upon the fair market value of a share of Common Stock on the date of the grant compared with the fair market value of a share at the end of the measuring period. The sole basis for compensation under these awards is an increase in the stock's fair market value.

     Restricted stock awards are payable in stock upon satisfaction of the restrictions imposed with respect to the award. The Compensation Committee has the discretion to pay other awards in cash, in shares of Common Stock, or a combination of both.

     Performance Goals. The Stock Option Plan is structured so that the Compensation Committee may make awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, as that section was enacted in 1993. However, the Stock Option Plan is flexible so that the Compensation Committee also has the discretion to make awards that are not described in that section. Section 162(m) provides a limit of $1,000,000 on deductions for compensation paid to certain corporate executives on a year-by-year basis. However, "performance-based compensation" is excluded from that limitation. Whether any particular award under the Stock Option Plan will qualify as "performance-based compensation" will depend upon the terms of the award and compliance with certain other procedural requirements under Section 162(m). The Compensation Committee will take into account the overall tax and business objectives of the Company in structuring awards under the Plan.

     Term. The maximum term of the Stock Option Plan is ten years, except that the Board of Directors may terminate the Stock Option Plan earlier. The term of each individual award will depend upon the written agreement between the Company and the grantee setting forth the terms of the awards. In certain circumstances, an award may remain outstanding for a period that extends beyond the term of the Stock Option Plan or the period of the grantee's employment.

     Adjustments. If there is any change in the stock subject to the Stock Option Plan or subject to any option grant or award made under the Stock Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the Stock Option Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Stock Option Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Compensation Committee to be fair and equitable to the holders, the Company and the shareholders. In addition, the Compensation Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the Stock Option Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

     Amendment. The Board of Directors may amend the Stock Option Plan at any time and from time to time without shareholder approval, except that an amendment may not, without shareholder approval: (i) increase the number of shares authorized for issuance under the Stock Option Plan except as a result of an adjustment; (ii) materially modify the requirements as to eligibility for participation in the Stock Option Plan; or (iii) materially increase the benefits accruing to participants under the Stock Option Plan.

     Restrictions on Transfer. Under the Stock Option Plan, no option right or award shall be transferable by a holder other than by laws of descent and distribution. Option rights shall be exercisable during the holder's lifetime only by the holder or by his guardian or legal representative.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is only a summary of the principal federal income tax consequences of the compensation awards to be granted under the Stock Option Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual participants, which may substantially alter or modify the federal income tax consequences herein discussed. Because of the wide range of awards that may be made under the Stock Option Plan, the following discussion is confined to the most common forms of awards likely to be made.

     Incentive Stock Options. Generally under present law, when an option qualifies as an incentive stock option under Section 422 of the Code: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option; (ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss; and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an incentive stock option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of: (i) the aggregate fair market value of the shares as of the date of exercise less the option price; or
(ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain.

     Upon the exercise of an incentive stock option, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. These adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at a graduated rate for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carryforward credit against tax liability in subsequent years.

     Non-Qualified Stock Options. In the case of stock options which do not qualify as an incentive stock option (non-qualified stock options), no income generally is realized by the optionee at the time of the grant of the option. Under present law the optionee generally will realize and recognize ordinary income at the time the non-qualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a non-qualified stock option will constitute compensation for which withholding may be required under federal and state law.

     Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of a non-qualified stock option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, the gain or loss will be long-term capital gain or loss.

     The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in connection with the exercise of a non-qualified stock option provided the Company complies with any withholding requirements of federal and state law.

     Stock Appreciation Rights. A recipient of an SAR will be taxed (and the Company will receive a corresponding deduction) when the recipient receives payment under the SAR. Income generated by such exercise will be ordinary compensation income and will be measured by the amount of cash received or the then-current fair market value of the stock received upon such event. The Company will have a withholding obligation.

     Restricted Stock. The income and deduction events in the case of restricted stock grants generally are deferred until the restrictions on the stock lapse. At that time, the recipient would report as ordinary compensation income the difference between the then-current fair market value of the stock and the amount (if any) paid for the stock. Subject to withholding obligations, the Company is entitled to a corresponding deduction. The recipient may elect to report the income with respect to the restricted stock upon its receipt rather than at the time of the lapse of the restrictions. In that case, the valuation used for income and deduction purposes is the value of the restricted stock at the time of receipt, disregarding any restrictions other than those that will never lapse.

     Restricted Units. A recipient of a restricted unit grant will be taxed (and the Company will receive a corresponding deduction) when the recipient receives payment at the time the restrictions lapse. Income generated by the lapse and payment will be ordinary compensation income and will be measured by the amount of cash received or the then-current fair market value of the stock received upon that event. The Company will have a withholding obligation.

     Performance Shares and Performance Units. A recipient of a performance share or performance unit will be taxed (and the Company will receive a corresponding deduction) when the recipient receives payout at the end of the performance period. The recipient will have ordinary compensation income measured by the cash received and/or the then-current fair market value of the stock received upon such event. The Company will have a withholding obligation.

     Other Awards. The Stock Option Plan grants the Compensation Committee considerable flexibility to design incentive-based compensation programs for employees and directors. The tax consequences of these programs cannot be determined at this time because the characteristics of awards will depend upon future decisions by the Compensation Committee.

     Restriction on Deductions. Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two other restrictions potentially applicable to deductions for executive compensation payments are the restriction on deduction of so-called "excess parachute payments" and the deduction limit of $1,000,000 per year for certain executive compensation. Whether any of these restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

     The Stock Option Plan provides a limitation on benefits when compensation under the Stock Option Plan (alone or in conjunction with other payments) would result in deduction disallowance or the imposition of the golden parachute excise tax. The Compensation Committee has the discretion to reduce or eliminate payments under the Stock Option Plan if it determines that such reduction or elimination is necessary to avoid deduction disallowance or imposition of the excise tax.

     The Stock Option Plan has been designed with the intent of providing the Compensation Committee flexibility to structure awards that either do or do not qualify as "performance-based compensation" under Section 162(m). The Compensation Committee will exercise this discretion by taking into account the overall tax and business objectives of the Company.

     One requirement for qualification as "performance-based compensation" is that the arrangement must be disclosed to the shareholders and approved by them. The shareholders of the Company are being asked under

Proposal 2 at the Meeting to vote to approve the amendment and restatement of the Stock Option Plan and the material terms under which awards will be made under the amended and restated Stock Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE 1995 STOCK OPTION PLAN.

                                   PROPOSAL 3

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. Ernst & Young LLP was retained effective December 29, 1995 for the examination of the consolidated financial statements of the Company for the fiscal year ended December 31, 1995. All professional services rendered by Ernst & Young LLP during fiscal 1996 were furnished at customary rates and terms. Representatives of Ernst & Young LLP will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY.

                           PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company's 1998 annual meeting of shareholders must be submitted by a shareholder prior to November 23, 1997, in a form that complies with applicable regulations.

                                 ANNUAL REPORT

     The Company's Annual Report of the fiscal year ended December 31, 1996 accompanies or has preceded this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Ernst & Young LLP, the Company's independent auditors.

     SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE EXCHANGE ACT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, BY WRITING TO THE COMPANY AT 3151 EAST WASHINGTON BOULEVARD, LOS ANGELES, CALIFORNIA 90023, ATTENTION: MARK B. KRISTOF.

                                 OTHER BUSINESS

     Management knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

                                          By Order of the Board of Directors,

                                          TARRANT APPAREL GROUP

                                          /S/ GERARD GUEZ

                                          Gerard Guez,
                                          Chairman of the Board and
                                          Chief Executive Officer

Dated: March 24, 1997
Los Angeles, California

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, "FOR" THE AMENDMENT OF THE 1995 STOCK OPTION PLAN AND "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

    The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

Date: ________________________                         -------------------------
                                                          (Number of Shares)

                                                       -------------------------
                                                         (Name of Shareholder,
                                                               Printed)

                                                       -------------------------
                                                             (Signature of
                                                             Shareholder)

                                                       -------------------------
                                                         (Name of Shareholder,
                                                               Printed)

                                                       -------------------------
                                                             (Signature of
                                                             Shareholder)

                                                       (Please date this Proxy
                                                       and sign your name as it
                                                       appears on your stock
                                                       certificate(s).
                                                       Executors,
                                                       administrators, trustees,
                                                       etc., should give their
                                                       full titles. All joint
                                                       owners should sign.)

                                                       I (We) do [ ] do not [ ]
                                                       expect to attend the
                                                       Meeting.

    This Proxy will be signed "FOR" the election of all nominees whose names appear above unless authority to do so is withheld. Unless "AGAINST" or "ABSTAIN" is indicated on the reverse hereof this Proxy will be voted "FOR" the amendment of the 1995 Stock Option Plan and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

REVOCABLE PROXY              TARRANT APPAREL GROUP               REVOCABLE PROXY
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 2, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned shareholder(s) of Tarrant Apparel Group (the "Company") hereby nominates, constitutes and appoints Gerard Guez and Mark B. Kristof, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 11355 West Olympic Boulevard, Los Angeles, California 90064, on Friday, May 2, 1997 at 10:00 a.m., and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

1.  ELECTION OF             [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote for all
  DIRECTORS                   (except as marked to the contrary below);           nominees listed below:
Gerard Guez                   Todd Kay                      Mark B. Kristof               Karen S. Wasserman
Donald Hecht                  Barry S. Aved                 Corazon R. Reyes

(Instructions: To withhold authority to vote for any one or more nominees whose name appears above with that nominee's or nominees' name(s) in the space provided below)

--------------------------------------------------------------------------------

2. AMENDMENT OF THE 1995 STOCK OPTION PLAN. To approve the amendment of the 1995 Stock Option Plan.

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young L.L.P. as the Company's independent auditors for the year ending December 31, 1996.

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]
4. OTHER BUSINESS. In their discretion, the proxyholders are authorized to transfer such other business as properly may come before the Meeting and any adjournment or adjournments thereof.

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]